As filed with the Securities and Exchange Commission on September 14, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

MODIV INC.
(Exact Name of Registrant as Specified in Its Governing Instruments)

120 Newport Center Drive
Newport Beach, CA 92660
(888) 686-6348
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Aaron S. Halfacre
President and Chief Executive Officer
Modiv Inc.
120 Newport Center Drive
Newport Beach, CA 92660
(866) 686-6348
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Lauren Burnham Prevost, Esq. Seth K. Weiner, Esq. Morris, Manning & Martin, LLP 1600 Atlanta Financial Center 3343 Peachtree Road, N.E. Atlanta, GA 30326-1044 (404) 233-7000	David P. Slotkin, Esq. Andrew P. Campbell, Esq. Morrison & Foerster LLP 2100 L Street, NW, Suite 900 Washington, DC 20037 (202) 887-1500

Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-259066

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE
Title of Securities Being Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Series A Cumulative Redeemable Perpetual Preferred Stock, $0.001 par value per share	$8,000,000	$872.80 (3)

(1)
Represents only the additional number of securities being registered. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-11 (File No. 333- 259066).

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended. Includes shares of Series A Preferred Stock that may be sold upon exercise of the underwriters’ option to purchase additional shares, if any.

(3)
The Registrant previously registered securities having a proposed aggregate offering price of $42,000,000 on a Registration Statement on Form S-11 (File No. 333-259066), which was declared effective by the Securities and Exchange Commission on September 14, 2021 (the “Registration Statement”). In accordance with Rule 462(b) under the Securities Act, an additional number of securities having a proposed maximum offering price of $8,000,000 is hereby registered.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This Registration Statement is being filed by Modiv Inc. (the “Company”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), to register an additional $8,000,000 aggregate offering price in shares of the Company’s 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.001 par value per share, comprising the same class of securities covered by an earlier Registration Statement on Form S-11, as amended (File No. 333-259066) (the “Prior Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act. The Prior Registration Statement was declared effective by the SEC on September 14, 2021. The contents of the Prior Registration Statement, including all exhibits thereto, are incorporated by reference into this Registration Statement.

The required opinions and consents are listed on an Exhibit Index attached hereto and filed herewith.

Index to Exhibits

Exhibit No.	Description
5.1	Opinion of Venable LLP regarding the legality of the securities being registered
8.1	Opinion of Morris, Manning & Martin, LLP as to tax matters
23.1	Consent of Venable LLP (included in Exhibit 5.1)
23.2	Consent of Morris, Manning & Martin, LLP (included in Exhibit 8.1)
23.3	Consent of Baker Tilly US, LLP, independent registered public accounting firm

SIGNATURES

Pursuant to the requirements of Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Registration Statement on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California on September 14, 2021.

MODIV INC.

By:	/s/ Raymond J. Pacini

Name:	Raymond J. Pacini

Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Aaron S. Halfacre	Chief Executive Officer, President and Director (principal executive officer)	September 14, 2021
Aaron S. Halfacre

/s/ Raymond E. Wirta	Chairman of the Board	September 14, 2021
Raymond E. Wirta

/s/ Raymond J. Pacini	Executive Vice President, Chief Financial Officer, Secretary and Treasurer (principal financial officer)	September 14, 2021
Raymond J. Pacini

/s/ Sandra G. Sciutto	Senior Vice President and Chief Accounting Officer (principal accounting officer)	September 14, 2021
Sandra G. Sciutto

/s/ Joe F. Hanauer	Independent Director	September 14, 2021
Joe F. Hanauer

/s/ Adam S. Markman	Independent Director	September 14, 2021
Adam S. Markman

/s/ Curtis B. McWilliams	Independent Director	September 14, 2021
Curtis B. McWilliams

/s/ Thomas H. Nolan, Jr.	Independent Director	September 14, 2021
Thomas H. Nolan, Jr.

/s/ Jeffrey Randolph	Independent Director	September 14, 2021
Jeffrey Randolph